Exhibit 10.3

FIFTH AMENDMENT TO AMENDED AND RESTATED WAREHOUSING
CREDIT AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is made as of May 11, 2011, by and among WALKER & DUNLOP, LLC (the “Borrower”), BANK OF AMERICA, N.A., as credit agent (the “Credit Agent”), the lenders party hereto (the “Lenders”), and, for the limited purposes set forth herein, Walker & Dunlop, Inc. (the “Parent”).  Capitalized terms used herein without definition have the meanings specified therefor in that certain Amended and Restated Warehousing Credit and Security Agreement dated as of October 15, 2009, among the Borrower, the Credit Agent, and the Lenders, as amended (the “Loan Agreement”).

R E C I T A L S

The Borrower, the Credit Agent, and the Lenders desire to further amend the Loan Agreement on, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Amendments.  Effective as of the Effective Date (as hereafter defined), the Loan Agreement is amended as follows:

(a)                                  Section 7.2 of the Loan Agreement is hereby deleted in its entirety, and replaced with the following:

“7.2                         Financial Statements

Deliver to Credit Agent, in form and detail reasonably satisfactory to Credit Agent:

7.2(a)                   As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Parent, audited consolidated, and consolidating with respect to W&D, fiscal year-end statements of income and cash flows of the Parent for that year, and the related consolidated, and consolidating with respect to W&D, audited balance sheet as of the end of that year (setting forth in comparative form the corresponding figures for the preceding fiscal year), all in reasonable detail and accompanied by (1) an opinion as to those financial statements in form and substance reasonably satisfactory to Credit Agent and prepared by an independent certified public accounting firm reasonably acceptable to Credit Agent,  and (2) if then available or otherwise within fifteen (15) days of receipt by the Parent, any management letters, management reports or other supplementary comments or reports delivered by those accountants to the Parent;

7.2(b)                  As soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter of the Parent, including its last Fiscal Quarter, consolidated, and consolidating with respect to W&D, interim statements of income for that fiscal quarter and the period from the beginning of the fiscal year to end of that fiscal quarter, and the related consolidated and consolidating balance sheet (including contingent liabilities) as at the end of that fiscal quarter, all in reasonable detail, subject, however, to year-end audit adjustments;

7.2(c)                   Together with each delivery of financial statements required by this Section, a Compliance Certificate substantially in the form of Exhibit I.”

(b)                                 Section 7.3(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“7.3(a)             As soon as available and in any event within sixty (60) days after the end of each Calendar Quarter, a consolidated report (“Servicing Portfolio Report”) as of the end of the Calendar Quarter, as to all Mortgage Loans the servicing rights to which are owned by the Parent or its Affiliates, and separately for W&D (in each case, specified by investor type, recourse and non-recourse) regardless of whether the Mortgage Loans are Pledged Loans. The Servicing Portfolio Report must be in similar summary form as previously presented to Credit Agent (or as Credit Agent otherwise may agree), and must, at a minimum, indicate which Mortgage Loans (1) are current and in good standing, (2) are more than 30, 60 or 90 days past due, (3) are the subject of pending bankruptcy or foreclosure proceedings, or (4) have been converted (through foreclosure or other proceedings in lieu of foreclosure) into real estate owned by a member of the Parent’s consolidated group, and include, by Mortgage Loan type (x) weighted average coupon, (y) weighted average maturity, and (z) weighted average servicing fee.”

(c)                                  Section 8 of the Loan Agreement is hereby amended as follows:

(i)                                     A new Section 8.2(h) is hereby added immediately following Section 8.2(g):

“8.2(h)            Cease to be (i) directly or indirectly wholly-owned by, (ii) controlled (as defined within the definition of “Affiliate”) by, and (iii) included within the consolidated financial statements of, the Parent.”

(ii)                                  Sections 8.7, 8.8, 8.9 and 8.10 of the Loan Agreement are hereby deleted in their entirety, and replaced with “INTENTIONALLY OMITTED.”

(d)                                 A new Article 8A is hereby added to the Loan Agreement immediately following Article 8, to be treated as part of Article 8 of the Loan Agreement for all purposes thereunder, including, without limitation, Section 10.1(b):

“8A.                       NEGATIVE COVENANTS

As long as the Warehousing Commitment is outstanding or there remain any Obligations to be paid or performed, none of the conditions set forth below shall exists or occur, with the second sentence of Section 8.6 hereof to apply to the following, as financial covenants:

8A.1                      Minimum Tangible Net Worth

(a) The Parent’s Tangible Net Worth shall at any time be less than $100,000,000.00, to be tested on the last day of each Fiscal Quarter, or (b) the Parent or any applicable Subsidiary shall otherwise not be in compliance with applicable net worth requirements of HUD or any Investor, including Fannie Mae and Freddie Mac.

8A.2                      Leverage Ratio

The Parent’s Leverage Ratio, determined on a consolidated basis, shall at any time exceed 2.25 to 1.

8A.3                      Minimum Liquid Assets

The Parent’s Liquid Assets, determined on a consolidated basis, shall at any time be less than $10,000,000.00, or the Parent’s or any applicable Subsidiary’s Liquid Assets shall otherwise not to be in compliance with applicable requirements of HUD or any Investor, including Fannie Mae and Freddie Mac.

8A.4                      Servicing Delinquencies

The aggregate unpaid principal amount of Fannie Mae DUS Mortgage Loans within the Parent’s consolidated Servicing Portfolio which are sixty (60) or more days past due or otherwise in default at any time exceeds two percent (2%) of the aggregate unpaid principal balance of all Fannie Mae DUS Mortgage Loans within the Parent’s consolidated Servicing Portfolio at such time.”

(e)                                  Section 10.1(b) is hereby amended by adding the following text to the end thereof immediately before the period, to be part of the same sentence:

“; or any of the conditions set forth in Article 8A hereof shall exist or occur.”

(f)                                    Section 13.1 of the Loan Agreement is hereby amended as follows:

(i)                                     The following definitions are hereby deleted in their entirety, and replaced with the following:

“Applicable Margin” means (a) for LIBOR Loans, 2.00%, and (b) for Base Rate Loans, 2.00%.

“Leverage Ratio” means the ratio of a Person’s Indebtedness to Tangible Net Worth.  For the purposes of calculating the Parent’s Leverage Ratio, there shall be excluded from “Indebtedness” (a) guaranty obligations to Fannie Mae pursuant to the Fannie Mae DUS Program, prior to the time liability is or could asserted thereunder, and (b) amounts from time to time outstanding under this Agreement, or any other warehouse lending facility the sole purpose of which, and the amounts advanced from time to time under which are used only to, finance the origination of Mortgage Loans secured by Multifamily Properties which Mortgage Loans are pre-sold to Fannie Mae, Freddie Mac, or another Investor.

“Tangible Net Worth” means, at any time of determination, the excess, at such time, of the Parent’s and its Subsidiaries’, on a consolidated basis, total assets, minus the sum of (i) total liabilities, and (ii) the book value of all intangible assets, including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary, all of the foregoing determined in accordance with GAAP applied in a manner consistent with the most recent audited financial statements delivered to Credit Agent under this Agreement.  For the purposes of this definition, mortgage servicing rights shall not be considered intangible assets.

(ii)                                  The following definition is added in the proper alphabetical sequence:

“Parent” means Walker & Dunlop, Inc., a Maryland corporation.

(g)                                 Exhibit I to the Loan Agreement (Form of Compliance Certificate) is hereby deleted in its entirety and replaced with the form of Exhibit I annexed to this Amendment.

2.                                       Additional Agreements.  In order to implement certain amendments to the Loan Agreement set forth herein, the following additional provisions shall apply from and after the Effective Date:

(a)                                  The representations and warranties set forth in Section 6.5 of the Loan Agreement shall apply to the Parent and the applicable financial statements of the Parent, and Section 6.5 and all applicable defined terms used therein, as the context may apply, shall be deemed amended accordingly.

(b)                                 The representations and warranties set forth in the last two sentences of Section 6.16 shall apply to the Servicing Contracts of Parent and all of its Affiliates, including, without limitation, W&D.

(c)                                  By its execution hereof, the Parent agrees to reasonably cooperate with the Agent and provide the Agent with information from time to reasonably requested by the Agent, in order for the Agent to determine compliance with the representations and warranties applicable to the Parent set forth in the Loan Agreement as amended by this Amendment and the requirements of Article 8A of the Loan Agreement as added pursuant to this Amendment.

3.                                       Acknowledgments by Borrower.  The Borrower acknowledges, confirms and agrees that:

(a)                                  This Amendment is a Loan Document, and all references in any Loan Document to the Borrower’s Obligations shall mean and include the Obligations as amended by this Amendment.

(b)                                 Except as provided herein, the terms and conditions of the Loan Agreement and the other Loan Documents remain in full force and effect, and the Borrower hereby (x) ratifies, confirms and reaffirms all and singular of the terms and conditions of the Loan Agreement and the other Loan Documents, and (y) represents and warrants that:

(i)                                     no Default or Event of Default exists as of the date the Borrower executes this Amendment, nor will a Default or Event of Default exist as of the Effective Date.

(ii)                                  the representations and warranties made by the Borrower in the Loan Agreement and the other Loan Documents are true and correct as of the date hereof, and will be true and correct as of the Effective Date, except as to (1) matters which speak to a specific date, and (2) changes in the ordinary course to the extent permitted and contemplated by the Loan Agreement.

(iii)                               the Borrower and the Parent each has the power and authority and legal right to execute, deliver and perform this Amendment, has taken all necessary action to authorize the execution, delivery, and performance of this Amendment, and the person executing and delivering this Amendment on behalf of the Borrower and the Parent each is duly authorized to do so.

(iv)                              this Amendment constitutes the legal, valid and binding obligation of the Borrower and, to the extent of its agreements hereunder, the Parent, enforceable against the Borrower and the Parent in accordance with its terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

(c)                                  The Borrower shall promptly pay upon receipt of an invoice or statement therefor the reasonable attorneys’ fees and expenses and disbursements incurred by the Credit Agent and the Lenders in connection with this Amendment and any prior matters involving the Loan.

(d)                                 The Borrower acknowledges that it has no defenses, set offs or counterclaims with respect to any of its obligations to the Credit Agent or the Lenders, and hereby releases, waives, and forever relinquishes all claims, demands, obligations, liabilities, and causes of action whatever kind or nature, whether known or unknown, which it has or may have as of the date hereof and as of the Effective Date against the Credit Agent or any Lender, or their respective affiliates, officers, directors, employees, agents, attorneys, independent contractors, and predecessors, together with their successors and assigns, directly or indirectly arising out of or based upon any matter connected with the Loan Agreement or the administration thereof or the obligations created thereby (including pursuant to this Amendment).

4.                                       Conditions Precedent.  This Amendment shall be effective upon the satisfaction by the Borrower of, or written waiver by the Credit Agent and the Lenders of, the following conditions and any other conditions set forth in this Amendment, by no later than 4:00 p.m. (Boston time) on the date of this Amendment, as such time and date may be extended in writing by the Credit Agent and the Lenders, in their sole discretion (with the date, if at all, by which such conditions have been satisfied or waived being referred to herein as, the “Effective Date”), failing which this Amendment and all related documents shall be null and void at the option of the Credit Agent and the Lenders:

(a)                                  Delivery by the Borrower to the Credit Agent and each Lender of the following:

(i)                                     This Amendment, duly executed by the Borrower, the Parent, the Credit Agent and each Lender.

(ii)                                  Such certificates of resolutions or other actions, incumbency certificates and/or other certificates of an authorized officer the Borrower as the Credit Agent may require evidencing (A) the authority of the Borrower to enter into this Amendment and any other documents to be executed and delivered in connection herewith, and (B) the identity, authority and capacity of each officer of the Borrower authorized to act on its behalf in connection with this Amendment and the other Loan Documents.

(iii)                               Such other documents as the Credit Agent or any Lender reasonably may require, duly executed and delivered.

(b)                                 No Default or Event of Default shall have occurred and be continuing.

(c)                                  The representations and warranties of the Borrower contained in this Agreement or in any document, instrument, or agreement delivered or to be delivered in connection with this Agreement (i) shall have been true and correct in all material respects on the date that such representations and warranties were made, and (ii) shall be true and correct in all material respects on the Effective Date as if made on and as of such date.

(d)                                 In addition to all other expense payment and reimbursement obligations of the Borrower under the Loan Agreement and other Loan Documents, the Borrower will, promptly following their receipt of an appropriate invoice therefor, pay or reimburse the Credit Agent and each Lender for all of their respective reasonable out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and disbursements) incurred in connection with the preparation of this Amendment and any other documents in connection herewith and the matters addressed in and contemplated by, this Amendment.

5.                                       Miscellaneous.

(a)                                  This Amendment shall be governed in accordance with the internal laws of the Commonwealth of Massachusetts (without regard to conflict of laws principles) as an instrument under seal.

(b)                                 This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.  Signatures transmitted electronically (including by fax or e-mail) shall have the same legal effect as originals, but each party nevertheless shall deliver original signed counterparts of this Amendment to each other party, upon request.

(c)                                  This Amendment constitutes the complete agreement among the Borrower, the Parent, the Credit Agent, and the Lenders with respect to the subject matter of this Amendment and supersedes all prior agreements and understanding relating to the subject matter of this Amendment, and may not be modified, altered, or amended except in accordance with the Loan Agreement.

(d)                                 Time is of the essence with respect to all aspects of this Amendment.

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Executed as a sealed instrument as of the date first above written.

WALKER & DUNLOP, LLC

		By:	/s/ William M. Walker
		Name:	William M. Walker
		Title:	President and CEO

BANK OF AMERICA, N.A., as Credit Agent and a Lender

		By:	/s/ Jane E. Huntington
		Name:	Jane E. Huntington
		Title:	Senior Vice President

TD BANK, N.A., as a Lender

		By:	/s/ William J. Olsen
		Name:	William J. Olsen
		Title:	Senior Vice President

For the limited purposes set forth herein:

WALKER & DUNLOP, INC.

By:	/s/ William M. Walker
Name:	William M. Walker
Title:	President and CEO